Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
of
ELECTRIC FUEL CORPORATION
Electric Fuel Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
FIRST:            That in an unanimous written consent of the Board of Directors of this corporation a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the presentation of said amendment at the annual meeting of the stockholders of said corporation for consideration thereof.  The resolution setting for the proposed amendment is as follows:
RESOLVED:  That Article Four of the Corporations Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:
“FOUR:  The total number of shares of all classes of stock which the corporation shall have authority to issue is Twenty-nine Million (29,000,000) consisting of two classes of shares designated as follows:
A.	Twenty-eight Million (28,000,000) shares of Common Stock, $.01 par value (the “Common Stock”), and
B.	One Million (1,000,000) shares of Preferred Stock, $.01 par value (the “Preferred Stock”).”
and that such amendment is attached hereto as Exhibit A.
SECOND:      That thereafter pursuant to resolution of its Board of Directors the Annual Meeting of the Stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of State of Delaware, at which meeting a majority of the outstanding stock of the corporation entitled to vote thereon was voted in favor of the amendments.
THIRD:          That said amendments were duly adopted in accordance with the provision of Section 242 of the General Corporation Law of State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Yehuda Harats, its President and Chief Executive Officer and attested by Robert S. Ehrlich, its Chairman of the Board, Chief Financial Officer and Secretary, this 24th day of June, 1996.
ELECTRIC FUEL CORPORATION

By  /s/Yehuda Harats
Yehuda Harats, President and
Chief Executive Officer
ATTEST:

  /s/ Robert S. Ehrlich
Robert S. Ehrlich, Chairman of the Board,
Chief Financial Officer and Secretary

EXHIBIT A
ELECTRIC FUEL CORPORATION
AMENDMENT TO ARTICLE FOUR OF THE CORPORATION’S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION (THE “CHARTER”)
FOUR:            The total number of shares of all classes of stock which the corporation shall have authority to issue is Twenty-nine Million (29,000,000) consisting of two classes of shares designated as follows:
A.	Twenty-eight Million (28,000,000) shares of Common Stock, $.01 par value (the “Common Stock”), and
B.	One Million (1,000,000) shares of Preferred Stock, $.01 par value (the “Preferred Stock”).